UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2020

MODERNA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38753	81-3467528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Technology Square Cambridge, MA	02139
(Address of principal executive offices)	(Zip code)

(Registrant’s telephone number, including area code): (617) 714-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MRNA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2020, the Board of Directors (the “Board”) of Moderna, Inc. (the “Company”) appointed David W. Meline as Chief Financial Officer, effective June 8, 2020. Following the appointment of Mr. Meline, Lorence Kim will step down as the Company’s Chief Financial Officer effective June 8, 2020, but will remain as an advisor to the Company through August 2020 as previously disclosed.

Prior to joining the Company, Mr. Meline, 62, served as Executive Vice President and Chief Financial Officer of Amgen Inc. from 2014 to 2019. From 2011 to 2014, Mr. Meline served as Senior Vice President and Chief Financial Officer of 3M Company (“3M”). From 2008 to 2011, Mr. Meline served as Vice President, Corporate Controller and Chief Accounting Officer of 3M. Prior to 2008, Mr. Meline served in a variety of senior leadership roles at General Motors Company for over 20 years, with his last position being Vice President and Chief Financial Officer, North America. Mr. Meline has been a director of ABB Ltd., a global industrial technology company based in Switzerland, since 2016.

In connection with his employment with the Company as Chief Financial Officer and pursuant to the terms of his offer letter, Mr. Meline will receive an initial annual base salary of $600,000. Mr. Meline will also be eligible for an annual cash bonus (commencing with a pro-rated bonus for 2020) with an annual incentive target of 50% of his annual base salary based upon achievement of certain individual performance goals and/or company performance goals established by the Company. Achievement of the goals will be determined in the sole discretion of the Compensation and Talent Committee of the Board (the “Compensation Committee”).

On July 6, 2020 (the “Grant Date”) Mr. Meline will be granted an equity award equivalent to a total value of $8,600,000 as of the Grant Date (the “Equity Grant”). The value per share of the Equity Grant will be equal to the closing price per share of the Company’s common stock on the NASDAQ Global Select Market on the Grant Date. Mr. Meline will have the option to select, no later than July 2, 2020, whether to accept the Equity Grant (1) in the form of a non-qualified stock option or (2) 75% in value in the form of a non-qualified stock option and 25% in value in the form of restricted stock units. The Equity Grant will vest over four years, with 25% vesting on the first anniversary of the Grant Date and the remainder vesting ratably at the end of each three-month period thereafter over the remaining three years; provided, however, that if Mr. Meline remains an employee for at least two years following the Grant Date, Mr. Meline will continue to vest in the remainder of the Equity Grant through service as an employee or director or through a strategic consulting arrangement.

In addition, subject to approval of the Compensation Committee, Mr. Meline will be eligible to participate in the Company’s annual equity award program for prior year performance. The target value for this equity award will be $4,000,000, subject to adjustment by the Compensation Committee based on prior year performance, and pro-rated for the 2021 grant based on 2020 his date of hire. Subject to approval of the Compensation Committee, the annual equity grants will vest over four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting ratably at the end of each three-month period thereafter over the remaining three years; provided, however, for the 2021 grant based on 2020 performance, if Mr. Meline remains an employee for at least two years following the Grant Date, Mr. Meline will continue to vest in the remainder of this 2021 annual equity grant through service as an employee or director or through a strategic consulting arrangement.

Mr. Meline will also be eligible for all other compensation and benefit plans available to the Company’s executive officers. Mr. Meline will participate in the Company’s Amended and Restated Executive Severance Plan and will enter into an indemnification agreement with the Company consistent with the form of the existing indemnification agreement entered into between the Company and its executive officers.

Item 7.01.	Regulation FD Disclosure.

On June 4, 2020, the Company issued a press release announcing the appointment of Mr. Meline as Chief Financial Officer. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Moderna, Inc. dated June 4, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2020	MODERNA, INC.

	By:	/s/ Lori Henderson
Lori Henderson
General Counsel and Secretary